Exhibit 10.2

November 29, 2018

Joao Siffert, MD
155 E 72nd Street, #13D New York, NY 10021

Dear Joao,

This letter agreement (the “Letter Agreement”) confirms the recent agreement between you and Abeona Therapeutics Inc. (the “Company”) regarding your appointment as Interim Chief Executive Officer and the increase in your base salary while you are serving in that role. This Letter Agreement shall be effective for the period commencing on November 26, 2018 and ending on the earlier of (i) such date that you cease to serve as the Interim Chief Executive Officer for any reason or (ii) May 26, 2019 (the “Term”). If it is determined by you and the Company that you will remain the Interim Chief Executive Officer beyond the period specified in this Letter Agreement, the terms of such continued appointment shall be further agreed to and memorialized in an amendment hereto.

You and the Company have agreed that during the Term solely for purposes of the first sentence of Section 2 of the Offer Letter between you and the Company, dated September 28, 2018 (the “Offer Letter”), your Base Salary (as defined in the Offer Letter), shall be increased from $450,000 to $550,000 (the “Salary Increase”). Notwithstanding the Salary Increase, for purposes of the remainder of the Offer Letter, including Section 2 with respect to the calculation of the Target Annual Bonus Opportunity (as defined in the Offer Letter), and Section 3 with respect to the calculation of severance and the definition of Good Reason, your “Base Salary” shall continue to be considered $450,000. Except to the extent modified by this Letter Agreement, the terms of the Offer Letter shall otherwise remain in full force and effect.

This Letter Agreement does not confer upon you any right to continue in service with the Company or otherwise interfere with the right of the Company to terminate your service at any time for any reason. This Letter Agreement will be construed in accordance with, and governed by, the laws of the State of New York. This Letter Agreement may only be changed by an agreement in writing signed by you and the Company.

Thank you for your commitment to the Company during this transition.

Sincerely,

/s/ Steven H. Rouhandeh

Steven H. Rouhandeh

Executive Chairman

AGREED TO AND ACCEPTED:

/s/ Joao Siffert, MD
Joao Siffert, MD	Date: November 29, 2018